EXHIBIT 99.1


FOR IMMEDIATE RELEASE                 Park Bancorp, Inc.        February 2, 2004
                             Contact: David A. Remijas
                                      President/CEO
                                      (630) 969-8900


                               Park Bancorp, Inc.
                     2003 Fourth Quarter and Annual Earnings
                           Quarterly Dividend Declared

Chicago, IL - Park Bancorp, Inc., (NASDAQ-PFED), the holding company for Park Federal Savings Bank, announced earnings for the quarter and year ended December 31, 2003.

Park Bancorp, Inc. also announced that the Board of Directors has declared a cash dividend of $.15 per share of common stock for the quarter ended December 31, 2003. The dividend will be payable on February 27, 2004 to shareholders of record on February 13, 2004. This is the twenty-first consecutive quarterly dividend paid to shareholders.

Net income for the three months ended December 31, 2003 was $674,000, or $.63 per share, compared to $560,000, or $.50 per share, for the same period in 2002. This was due to an increase in net interest income offset by an increase in non-interest expense.

Net income for the year ended December 31, 2003 was $2,250,000, or $2.06 per share, compared to $2,165,000, or $1.92 per share, for 2002. This was due to an increase in net interest income offset by an increase in non-interest expense and a decrease in non-interest income.

Net interest income before provision for loan losses increased to $2.2 million for the three months ended December 31, 2003, from $1.9 million for the three months ended December 31, 2002. For the three months ended December 31, 2003, total interest income was $3.5 million, a decrease from $3.6 million for the corresponding three-month period in 2002, due to lower yields. Total interest expense decreased to $1.3 million for the three months ended December 31, 2003, from $1.7 million for the three months ended December 31, 2002, due to lower market interest rates.

Non-interest income was $254,000 for the quarter ended December 31, 2003, compared to $267,000 for the quarter ended December 31, 2002.

Non-interest expense was $1.4 million for the quarter ended December 31, 2003 up from $1.3 million for the quarter ended December 31, 2002. This was attributable to higher compensation costs and additional data processing expense.

Total assets at December 31, 2003 were $266.0 million, compared to $251.5 million at December 31, 2002. The growth was attributed to an increase in loans funded by an increase in borrowings and deposits.

The loan portfolio increased to $159.0 million at December 31, 2003 from $148.0 million at December 31, 2002. During the same period, non-performing assets increased to $620,000, or .23% of total assets, from $290,000, or .12% of total assets, a year ago.

Deposit accounts increased to $170.5 million at December 31, 2003, from $164.0 million at December 31, 2002. The change was due to an increase in checking, money market and passbook accounts.

Borrowings increased to $62.1 million at December 31, 2003, from $54.3 million at December 31, 2002 due to an increase in Federal Home Loan Bank advances.

Stockholders' equity at December 31, 2003 was $29.5 million, which is equivalent to 11.1% of total assets. Book value at December 31, 2003 was $27.64 per share. The decrease in stockholders' equity from December 31, 2002 was attributable to repurchase of 87,107 shares at an average price of $25.72, dividends paid of $652,000 and unrealized losses on securities available for sale of $323,000 offset by net income and exercised options for 14,007 shares at $15.74.

Park Federal Savings Bank was founded in 1921 and operates three offices in the Chicago area.


                           Forward-Looking Information
                           ---------------------------

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions, and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                               PARK BANCORP, INC.
                 CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)
      Dollars in thousands (except for book value and earnings per share)


Selected Financial Data:                            December 31, 2003        September 30, 2003      December 31, 2002
                                                    -----------------        ------------------      -----------------
Total assets                                                 $266,063                  $260,923               $251,532
Loans receivable, net                                         158,957                   155,400                147,993
Interest bearing deposits                                       8,513                     5,010                 21,889
Securities                                                     82,167                    87,031                 68,440
Deposits                                                      170,462                   173,443                163,968
Borrowings                                                     62,079                    55,730                 54,262
Total stockholders' equity                                     29,540                    29,147                 29,894
Book value per share(1)                                         27.64                     27.29                  26.52

Non-accrual loans                                                $544                      $385                   $235
Real estate owned                                                  76                        76                     55
Non-performing assets                                             620                       461                    290
Non-performing assets to total assets                            .23%                      .18%                   .12%
Allowance for loan losses                                        $578                      $582                   $574
Allowance for loan losses to gross
   loans receivable                                              .36%                      .37%                   .37%

(1) Book value per share represents stockholders' equity divided by outstanding shares exclusive of unearned ESOP shares.


                                        Three Months Ended   Three Months Ended     Twelve Months Ended   Twelve Months Ended
SELECTED OPERATING DATA:                     Dec. 31, 2003        Dec. 31, 2002           Dec. 31, 2003         Dec. 31, 2002
                                             -------------        -------------           -------------         -------------
(DOLLARS IN THOUSANDS)
Interest income                                     $3,497               $3,570                 $13,653               $14,675
Interest expense                                     1,295                1,698                   5,972                 7,541
                                                    ------               ------                 -------               -------
Net interest income                                  2,202                1,872                   7,681                 7,134
Provision for loan losses                                0                   40                       0                   120
Net interest income after provision for
  loan losses                                        2,202                1,832                   7,681                 7,014
Non-interest income                                    254                  267                   1,090                 1,154
Non-interest expense                                 1,424                1,266                   5,380                 4,967
                                                    ------               ------                 -------               -------
Income before income taxes                            1032                  833                   3,391                 3,201
Income tax expense                                     358                  273                   1,141                 1,036
                                                    ------               ------                 -------               -------
Net income                                          $  674               $  560                 $ 2,250               $ 2,165
                                                    ======               ======                 =======               =======

SELECTED PERFORMANCE RATIOS:
Return on average assets                             1.02%                0.90%                   0.85%                 0.88%
Return on average equity                             9.18%                7.56%                   7.61%                 7.64%
Average equity to average assets                    11.10%               11.94%                  11.23%                11.53%
Equity to total assets at end of period             11.10%               11.88%                  11.10%                 1.88%
Average interest rate spread                         3.35%                2.89%                   2.86%                 2.74%
Net interest margin                                  3.52%                3.18%                   3.07%                 3.04%
Average interest-earning assets to
  average interest-bearing liabilities             108.00%              109.63%                 108.78%               109.51%
Non-interest expense to average assets               2.15%                2.04%                   2.04%                 2.02%
Efficiency ratio                                    57.98%               59.19%                  61.34%                59.93%